Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Florida Rock Industries, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-121007) on Form S-8 of Florida Rock Industries, Inc. of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of The Arundel Corporation Profit Sharing and Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, and all related financial statement schedules, which appear in this Form 11K of The Arundel Corporation Profit Sharing and Savings Plan.

/s/ KPMG LLP
KPMG LLP

Jacksonville, Florida
June 29, 2007
Certified Public Accountants